CONSULTING AGREEMENT
                                     BETWEEN
                          PLAYA MINERALS & ENERGY, INC.
                                  KENT LOVELACE

     This Consulting Agreement (this "Agreement") is entered into as of August 1, 1999 by and between PLAYA Minerals & Energy, Inc., a Texas Corporation (the "Company") and Kent Lovelace ("Consultant"), whose address is 1105 30th Avenue, Suite 200, Gulfport, Mississippi, 39501.

     WHEREAS, the Company desires that Consultant provide to it certain services relating to financial consulting, and Consultant desires to provide such services to the Company, all on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, for and in consideration of the premises, and the mutual and dependent promises contained in this Agreement, the parties hereto, intending to be legally bound by this Agreement, hereby agree to the following:

     1. Engagement of Consultant. Consultant hereby accepts such engagement, all on the terms and subject to the conditions of this Agreement. Consultant shall render such services in accordance with the lawful directions of the Company's President.

     Consultant is an independent contractor, and is not authorized to make representations or in any way bind the Company other than as empowered orally or in writing by the Board of Directors or the Vice President-Production of the Company. Consultant has no authority to act for or on behalf of the Company except as provided for in this Agreement; no other authority, power or use is granted or implied, other than as directed orally or in writing by the Board of Directors or the President of the Company. Consultant may not incur any debt, obligation, expense, or liability of any kind against the Company outside of budgeted or emergency expenses without written permission of the Company.

     Consultant shall use his own tools, equipment and vehicles, and he is actively engaged in and in pursuit of consulting for other parties besides PLAYA.

     2. Term. This Agreement is for the period beginning June 1, 1999 and continuing on a month-to-month basis thereafter. This Agreement may be terminated at any time pursuant to either party delivering written notice of termination hereof to the other party; however, the terms of item #5 below (Indemnification) of this Agreement shall survive the termination of the Agreement.

     3. Compensation. From the effective date of this Agreement, the Company shall compensate Consultant for services rendered pursuant to this Agreement as follows:

          A. 3% carried working interest in current acquisitions at Exhibit "A";

          B. $125,000 cash; and

          C. 100,000 warrants @ .01(cent)and 15,000 shares of PLAYA common stock.

     4. Independent Contractor. Consultant shall at all times be an independent contractor hereunder, rather than a co-venturer, agent, employee or representative of the Company. It is specifically agreed that Consultant is not subject to the control and direction of the Company with respect to the means and method of accomplishing the services which the Consultant has agreed to provide hereunder. As an independent contractor hereunder for all purposes, Consultant hereby acknowledges, covenants and agrees that he will be responsible for his own withholding taxes, FICA, workers' compensation and all other matters related to the performance of his services hereunder, and agrees to indemnify and hold the Company harmless from and against and liability with respect thereto. Consultant also covenants and agrees that he shall not hold himself out as an employee of the Company to any person or entity for any purpose.

     5. Indemnification. The Company hereby agrees to defend, indemnify and hold Consultant harmless for any and all damages that are incurred by any party as a result of or in any related to the work performed by Consultant hereunder; however, such provision for indemnification shall exclude acts of misconduct, fraud and/or negligence by Consultant.

     6. Non-Competition. Consultant is free to accept other business assignments as long as they do not create a breach of the other terms of this Agreement. Consultant shall disclose in writing such relationships with other to the Company, as they occur.

     Consultant expressly agrees that while this Agreement is in effect, and for a period of two years following termination of this Agreement, Consultant will not directly or indirectly as an employee, agent, proprietor, partner, broker, stockbroker, officer, director, or otherwise use special knowledge or training or divulge trade secrets to any person or to any competitive business that would compete directly or indirectly with the Company.

     7. Confidentiality. The Company will make available and disclose to Consultant from time to time records, information, statistics, business strategy, processes and data as the parties mutually agree are necessary and desirable for Consultant to perform his duties hereunder (the "Information"). The Information is considered proprietary information of the Company by the Company and Consultant.

     Consultant agrees that the Information shall at all times remain the property of the Company. Consultant agrees not to make copies of the Information or use or disclose to any other person, entity or party any of the Information, or make Information available for review to any person not connected with the Company or its management, without the prior written consent of the Company.

         8.       Miscellaneous.


          A. This Agreement embodies the entire agreement between the parties hereto concerning the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be amended, modified, or superseded only by written instrument executed by both parties hereto.

          B. This Agreement shall bind, inure to the benefit of and be enforceable by the parties hereto, the Company's successors and assigns, and Consultant's executors, administrators, and beneficiaries of his estate by will or the laws of descent and distribution. No assignment by the Company or its rights under this Agreement shall relieve the Company from performing its obligations hereunder.

          C. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas.

          D. In the event legal action is necessary to enforce any obligation hereunder, the prevailing party shall recover its costs and attorneys' fees.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement effective as of the date first above written.

                                   PLAYA MINERALS & ENERGY, INC.

                                   By:   /s/ John Ehrman
                                      ------------------------------------------
                                   Name: John Ehrman
                                   Date: August 12, 1999




                                   CONSULTANT

                                   By:
                                      ------------------------------------------
                                   Name:
                                      ------------------------------------------
                                   Date:
                                      ------------------------------------------